Exhibit 10.2
Certain identified information has been redacted from this exhibit because it is both (i) not material and (ii) a type that the registrant treats as private or confidential. Information that has been omitted has been identified in this document with a placeholder identified by the mark “[***].”

March 4, 2019

Matthew M. Koder
[***]

Official Employment Offer: Matthew Koder

Dear Matthew,

This letter confirms the terms of our offer with respect to your new position at Bank of America (the “Company”) as a Managing Director, Head of Global Corporate and Investment Banking, currently reporting to Thomas Montag, Chief Operating Officer, Global Banking and Markets. This position is located at One Bryant Park, New York.

We know you’ll make an outstanding contribution to Bank of America in your new role and that we can offer you a challenging and rewarding career. The details of your offer as well as key information and employment conditions related to your new role are provided below.

Anticipated Start Date
We anticipate the start/effective date of your new position will be April 1, 2019. For the avoidance of doubt, your date of commencement of employment for the purpose of determining length of service-related benefits will be June 20, 2011 (the “Commencement Date”) unless prohibited by applicable law.

Base Salary
You will receive a base salary of $500,000.00, payable on a semi-monthly basis in accordance with the Company's normal payroll practices. Your annual base salary will be pro-rated for the year of your Start Date.

Compensation Approach
Our Pay for Performance philosophy links Company, line of business and Individual performance to employee pay. Compensation decisions are made consistent with the Company's Pay for Performance philosophy, which also takes into account the way in which results are achieved. The Company reviews performance on a yearover-year basis in making its compensation decisions.

The Company uses a total compensation approach for determining employee pay annually. Total compensation is comprised of base salary/compensation and performance incentive, if applicable. An employee's performance is evaluated and compensation for the current year is determined based on a number of factors, including but not limited to the employee's individual performance, any change in role or scope of responsibility and company and line of business performance.

Performance Incentive Awards
You will be eligible to participate in one of the Company's discretionary performance incentive plans, subject to the terms and conditions outlined below and the applicable plan. Performance incentive awards granted under the plan (“Performance Incentive Awards”) acknowledge exceptional performance and are intended to attract and retain top talent for the Company.

For each performance year, the value of the Performance Incentive Award will be determined in Bank of America's sole discretion, based upon: [i] your overall level of performance and the satisfactory performance of your job objectives; [ii] the performance and contributions of your line of business and/or group; and [iii] the overall success of the Company; and [iv] any other factors Bank of America may consider.

In order to be eligible to receive a Performance Incentive Award, you must remain continuously employed by the Company and in good standing through the date the award is actually granted. Performance Incentive Awards are generally granted in February following the close of the applicable performance year. Though you are eligible to participate in one of the Company's discretionary performance incentive plans, there is no guarantee that you will be selected to receive an award under the plan. Except as otherwise specifically provided herein, in the event that you voluntarily resign your employment, or the Company terminates your employment for any reason, you are not eligible for and shall not be entitled to receive any additional compensation or any continuation or further vesting other than the continuation of your base salary through your separation date.

Although generally granted in February following the close of the applicable performance year, a portion of this award is offered to you as incentive to encourage you, as a valued employee, to remain employed by the Company. Therefore, the Performance Incentive Award may be granted in any combination of cash, a tong term cash award, restricted stock shares/units or other forms of compensation at Bank of America's discretion, and will be valued according to the Company's method of valuing all forms of compensation. The Company reserves the right in its sole discretion to change or modify the manner or mode of delivering compensation for a performance year, including the right to grant awards in any form that Bank of America, in its sole discretion, deems equivalent.

Any award made as part of your Performance Incentive Award is subject to the terms and conditions of the applicable plan document and individual award agreement, if any, including but not limited to any vesting and forfeiture provisions. The Company reserves the right to amend, modify or terminate any of its plans or programs at any time in its sole discretion; provided, however, that no such amendment, modification or termination will adversely affect your rights under any prior award agreement without your consent.

One-Time Relocation Phantom Equity Units Award
As noted In your International Transfer Letter of Understanding dated March 4, 2019, in addition to any incentive or commission payments for which you may be eligible, you will be eligible to receive a one-time Phantom Equity Units award to assist you with relocation and to encourage you, as a valued employee, to remain employed by the Company (the “Relocation Phantom Equity Units Award”). The following summarizes some of the terms of the Relocation Phantom Equity Units Award:

•The Relocation Phantom Equity Units Award will have a value of $4,000,000 as of the grant date.
•The number of Phantom Equity Units granted will be equal to the value divided by a divisor price which is the ten (10)-day average closing price of Bank of America Corporation common stock for the ten (10) business days immediate preceding and including the grant date.
•The grant date will be determined in the discretion of Bank of America, but is expected to be on or about your Start Date.
•Provided you remain continuously employed by the Company, and subject to the other terms and conditions of the Relocation Phantom Equity Units Award Agreement, the Relocation Phantom Equity Units Award will become earned and payable in one installment on the fourth anniversary of the grant date.
•Phantom Equity Units are payable in cash, based on the closing price of Bank of America Corporation common stock on the fourth anniversary of the grant date.
•In order to be eligible to receive the Relocation Phantom Equity Units Award, you must remain continuously employed by the Company in good standing through the date the award is actually granted. In the event that your employment terminates for any reason before the grant date, you are not eligible for and shall not be entitled to receive the Relocation Phantom Equity Units Award. If your employment terminates after the grant date, the vesting or forfeiture of the Relocation Phantom Equity Units Award shall be governed by the terms of the Relocation Phantom Equity Units Award Agreement.
•You will receive a detailed package related to the Relocation Phantom Equity Units Award shortly after the grant date. This package will include your Relocation Phantom Equity Units Award Agreement, which contains the specific terms of your award, including vesting and forfeiture provisions, and will in all events be the governing document for your award. You must accept the terms and conditions of the Relocation Phantom Equity Units Award Agreement to receive the Phantom Equity Units Award.

Equity Protection Guarantee
In the event you become subject to a “Qualifying Termination” as defined below, you will be eligible to receive a Phantom Equity Award under this equity award protection arrangement (the “Arrangement”) to compensate you for any canceled or forfeited unvested restricted stock shares or units granted to you under the Bank of America Corporation Key Employee Equity Plan (“KEEP”) (or any successor plan).

A Qualifying Termination refers to any voluntary termination of employment by you, or the Bank's termination of your employment without Cause, that occurs on or after the fifth anniversary of your Commencement Date, but before the tenth anniversary of your Commencement Date. Further, to satisfy the definition of a Qualifying Termination, you must receive at least a satisfactory job performance rating for the Performance Year immediately prior to your termination.

The following summarizes certain terms of the Phantom Equity Award:

•The number of Phantom Equity Award Units provided under this Arrangement shall be equal to the number of your outstanding unvested restricted stock units which are canceled and forfeited as of the date of your Qualifying Termination.

•The grant date of the Phantom Equity Award will be the first business day of the month coinciding with or immediately following the date of your Qualifying Termination.
•The Phantom Equity Award will become earned and payable on the same schedule as your forfeited awards and on the same material terms as provided in your forfeited KEEP award agreement(s), except that (i) the Phantom Equity Award Units will be settled In cash and (ii) the terms of the Phantom Equity Award Units may differ from those of the forfeited KEEP awards to the extent necessary to comply with applicable law at the time the Phantom Equity Award is issued.
•Phantom Equity Award Units are payable in cash, based on the price of Bank of America Corporation common stock on the date the Phantom Equity Award Units become earned and payable.
•To be eligible to receive the Phantom Equity Award and any cash payments under it: [i] during such period during which the award becomes earned and payable, to the fullest extent permitted by applicable law, you must not engage in “Competition”1 and you must provide any required certifications in that regard (consistent with the Company's “Qualifying Termination” conditions under its equity compensation awards); [ii] you must sign, not revoke and comply with a General Release Agreement in the form and within the timeframe prescribed by Bank of America; and [iii] you must comply with all applicable covenants specified in your Phantom Equity Award agreement. Because of the strategic importance of the position you hold and because of the dynamic nature of the Company's business needs, the Company fully reserves its rights in good faith to modify or change the terms of the General Release Agreement.
•Any forfeiture, cancellation, or clawback requirements in the applicable equity award agreements will apply equally to the Phantom Equity Award and the cash payments made under it.

If you are awarded a Phantom Equity Award, you will receive a detailed package shortly after the grant date. This package will include the Phantom Equity Award Agreement, which contains the specific terms of the award, including vesting and forfeiture provisions, and will be the governing document for this award.

Except as otherwise provided in this letter, in the event of any termination of employment that is not a Qualifying Termination, or in the event of any breach of the terms and conditions of this Arrangement, you will not receive nor be entitled to any payment under this Arrangement. For example, if you voluntarily resign your employment to work for a Competitive Business, you will not receive nor be entitled to receive any payment under this Arrangement.

If the Company reasonably determines that it could have terminated you for Cause at any time after any payment to you under this Arrangement, the Company may demand repayment and you will be obligated to return the payments, in full or in part, as determined by the Company.

Any payments under this Arrangement will not be considered “earnings” for purposes of Bank of America's pension and/or 401(k) benefit plans, regular or supplemental, or any legacy retirement plan.
1 For the purposes of this letter, Competition means you have become or are about to become engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is designated as a “Competitive Business” as of the date of your termination of employment. The listing of Competitive Businesses may be modified from time to time in the Company's discretion. The Company retains discretion to determine which lines of business the Company or any subsidiary or affiliate conducts on any particular date and which third parties may reasonably be deemed to be in competition with the Company, or any subsidiary or affiliate.

Tax Protection Agreement
As described in your International Transfer letter of Understanding dated March 4, 2019, the Company agrees to tax protect your bank compensation to your current Hong Kong income tax rate (i.e., income tax rate prior to your transfer). During the tax protected period you will be responsible for the payment of actuaries, in Hong Kong, in the United Kingdom, and in the United States, as they become due whether by withholding or with the tax returns and any amounts due by the Company will be reimbursed to you.

For purposes of Tax Protection:

i."Bank compensation" shall include the following:
a.Equity awards delivered or granted (and outstanding) prior to April 1, 2019;
b.For avoidance of doubt, compensation shall not include base salary, cash incentive or any equity awards granted to you after March 31, 2019 (collectively, “Exempt Compensation”).
ii.“Taxes” shall mean all taxes or other assessments including, without limitation, all income, withholding, payroll and employment tax. For the avoidance of doubt, “Taxes” shall not include employee social security (e.g., FICA or Medicare taxes, UK National Insurance).
iii.“Tax protected period” shall mean the period in which any of the bank compensation remain due to be paid or delivered, or the date on which your employment with Bank of America terminates, if earlier.
iv.The Company will reimburse you for the amount, if any, by which the total tax on any element of bank compensation paid, or delivered during the tax protected period, exceeds the Hong Kong income tax rate (the “reimbursement”).
v.The amount of the reimbursement shall be paid to you net of taxes, so no additional liability to taxes and/or social security shall arise to you as a result of the reimbursement.
vi.At the end of each US tax year (or the end of each UK tax year in the event UK tax becomes due), a tax advisor designated by the Company will prepare a reconciliation calculation to determine the amount of the reimbursement (if any) that is due to you. A reconciliation calculation will be undertaken by the tax advisor within 30 days of your US or UK tax return begin finalized and any balances owed will be made within 45 days of the final reconciliation being agreed by you.
vii.As a method for the Company to ensure compliance with foreign tax laws, and ensure that the reimbursement is accurate, it may be necessary that the designated tax advisor provide the Company with a copy of all or portions of the tax returns prepared for you.
viii.For the avoidance of doubt, you will not be tax protected on personal income or any other income, gains, profits or similar not defined as bank compensation.
ix.The Company agrees to tax protect you through the Tax Protected Period to the extent that you carry on with your duties as Head of Global Corporate and Investment Banking, subject to paragraph xii below.
x.In the event that your employment terminates for any reason other than reduction in force the terms of the Tax Protection agreement terminate, subject to paragraph xii below.
xi.If there is any change in your personal circumstances which could affect your liability to Hong Kong, UK and or US Taxes, you are obliged to provide the Company with relevant information about this and your tax protection will be reviewed and may be adjusted by agreement with you.

xii.If your employment with the Company terminates for any reason other than “Cause” or “Detrimental Conduct,” then (1) any tax protection reimbursement which is outstanding for the year of your termination of employment will be paid to you and (2) you will continue to receive tax protection reimbursements for any Company equity awards (other than Exempt Compensation) paid to you on or after the termination of your employment. For purposes of calculating any tax protection reimbursement, the only days of your U.S. presence that will be considered are the days you are employed by the Company plus up to 90 days following your termination of employment. Should your presence in the United States more than 90 days after your termination date result in the imposition of additional U.S. taxes, you will not receive any reimbursement for these additional U.S. taxes. For the avoidance of doubt, all tax protection reimbursements remitted to you following your termination of employment will be paid on the schedule described in paragraph vi above.
xiii.If your employment is terminated by the Company for “Cause” or if you engage in “Detrimental Conduct”, before the date on which you actually receive any tax protection reimbursement, any right to such a reimbursement or right to payment will be forfeited.
xiv.As a condition to the receipt of Tax Protection, you agree that you will keep the terms strictly confidential and will not disclose the existence of the Tax Protection or its terms to any person other than your solicitor/attorney, tax and financial planners, and immediate family. This provision does not preclude you from responding to any inquiry about the payment or its underlying facts and circumstances by any court of law and self-regulatory organization or regulatory or governmental agency in the manner you, at your discretion, deem appropriate.
xv.If you are in breach of the above confidentiality provision you will immediately forfeit any right to the tax protection treatment contained in this letter.

Payments Subject To Withholdings & Deductions
The amount of any payment made to you by Bank of America under the terms of this letter will be reduced by any required taxes, withholdings and other authorized employee deductions as may be required by law or as you have elected under the applicable benefit plans.

Cause
Unless defined differently in a particular policy, plan, agreement or award, the definition of “Cause” as used in this letter and other Company documents means (i) your act of fraud or dishonesty in the course of your employment; (ii) your conviction of (or a plea of no contest with respect to) a crime constituting a felony; (iii) your act or omission which causes you or the Company to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which the Company is a member, including statutory disqualification; (iv) your failure to perform your essential job duties where such failure is injurious to the Company, its business interests or its reputation; (v) your material breach of any written policy applicable to your employment with the Company including, but not limited to, the Bank of America Corporation Code of Conduct and General Polity on Insider Trading; or (vi) your material violation of the Company's written Confidentiality Agreement.

Detrimental Conduct

You will not be eligible to be paid the described financial commitments if you engage in “Detrimental Conduct.” In addition, to the extent allowed by and consistent with applicable law and any applicable limitations period, if it is determined at any time that you have engaged in Detrimental Conduct, the Company will be entitled to recover from you in its sole discretion, any and all component(s) of the financial commitments described herein.

Detrimental Conduct means your serious misconduct or unethical behavior, including any one of the following: (i) any conduct that would constitute Cause; (ii) the commission of a criminal act by you, whether or not performed in the workplace, that subjects, or if generally known, would subject Bank of America or its Subsidiaries to public ridicule or embarrassment, or other improper or intentional conduct causing reputational harm to Bank of America, its Subsidiaries, or a client of Bank of America or its Subsidiaries; (iii) the breach of a fiduciary duty owed to Bank of America or its Subsidiaries or a client or former client of Bank of America or its Subsidiaries; (iv) intentional violation, or grossly negligent disregard, of Bank of America's or its Subsidiaries' policies, rules and procedures, specifically including, but not limited to any of your obligations under the Bank of America Corporation Code of Conduct and workplace policies; or (v) you taking or maintaining trading positions that result in a need to restate financial results in a subsequent reporting period or that result in a significant financial loss to Bank of America or its Subsidiaries during or after the performance year.

No Other Financial Commitments
Other than as expressly stated, you acknowledge that the Company has not extended to you any further bonus or incentive-related commitments, as related to this role. You further acknowledge and understand that with regard to all future bonus or incentive-related commitments to be effective and binding on the Company, these commitments must be expressly and specifically agreed to in writing, and signed by an authorized officer of the Company.

Regulatory Compliance
Notwithstanding anything herein to the contrary, you expressly acknowledge that any payment of any kind provided by or referenced in this Official Offer Letter must comply with all applicable laws, including any other compensation restrictions or requirements imposed by the Company's regulators before or after the date of this letter. If any payment pursuant to this letter would violate applicable law in the reasonable, good faith judgment of the Company, you agree to waive your right to, or if permissible, agree to the deferment of, such payment and, to the extent required by any applicable law, to execute a release of any relevant company within Bank of America and any relevant governmental agency from any claim arising from failure of the Company to make, or the requirement of the Company to defer, such payment.

Employment At-Will
Employment at Bank of America is “at-will,” meaning both you and the Company retain the right to end the employment relationship at any time and for any reason, with or without notice (unless your position requires you to provide specific advance notice of resignation as described in this offer letter or Company policy). The Company also reserves the right to change the terms of your employment at any time. No officer or other employee has the authority to alter the at-will relationship or to promise things not outlined in this letter or permitted by bank policy. Although you will sign other acknowledgements and agreements as part of your application and employment, none of them change the at-will nature of our employment relationship.

Confidential Information and Proprietary Rights and Information Agreements
All Bank of America employees are required to acknowledge and agree to the Company's standard Proprietary Rights and Information Agreement and the Confidential Information terms applicable to the position for which are you are applying, copies of which are being provided with this letter. Depending on the position for which you are applying, you also may be required to sign or acknowledge additional agreements that more specifically describe your obligations to protect Confidential Information in relation to the position or line of business.

Along with Company policies, the Confidential Information Agreement prohibits the unauthorized disclosure and/or use of Company proprietary information and the Proprietary Rights and Information Agreement assigns ownership of inventions and other intellectual property created before and during your employment with the Company.

You should read and review the specific terms of these Agreements in their entirety. By signing this offer letter, you are agreeing to the terms of the Company's standard Confidentiality and Proprietary Rights Agreements and any other position or business-specific agreements addressing these topics. Given the nature of confidential and proprietary information, a breach or threatened breach may result in immediate harm to the Company that cannot be remedied by monetary damages alone. As such, in addition to any other available remedies, the Company reserves the right to seek an injunction in court prohibiting you from further violating or threatening to violate the terms of these agreements.

Notice of Resignation (“Notice Period”) and Nan-Competition
Given the level and nature of the position being offered to you, it is likely that you will have access to confidential and proprietary information about the Company and its client and employee relationships at a level greater than other employees. As such, your employment is further conditioned upon your agreeing to the following terms and conditions.

You will provide the Company with 90 calendar days advance written notice (the “Notice Period”) of your voluntary termination of employment.

During the Notice Period, you will remain a Company employee and cannot become an employee of any other employer. As such, you may be assigned whatever duties and responsibilities, if any, the Company decides. Additionally, during the Notice Period, any contact you have with Company clients, potential clients and employees must be consistent with Bank of America's business interests and not in aid of any third party, including a subsequent employer. Any such contacts with clients and prospective clients must be disclosed immediately to your manager.

During the Notice Period, you will continue to receive your base salary and certain benefits until separation, but you will not receive any payments or distributions, or accrue any rights to payments or distributions under the Company's discretionary performance incentive plans, pro rata or otherwise. The Company reserves the right to amend or discontinue this Notice Period Obligation during your employment.

During your Notice Period and for ninety (90) days after your last day of employment, you will not, without the written consent of the Company, engage in Competition. Competition means your being engaged, directly or indirectly, whether as a director, officer, employee, consultant, agent or otherwise, with a business entity that is a "Competitive Business." The Company's Competitive Business List, as updated from time to time and as in force at the date of your termination of employment, will control. By way of example only, a copy of the current version of the Company's Competitive Business List shall be provided to you on or about the date of this Agreement.

Non-Solicitation Restrictions
The Company gains a competitive advantage from developing and preserving client and employee relationships and, as such, has established a non-solicitation policy. Your offer of employment is specifically contingent upon your agreement to this policy as generally described below. For 180 calendar days after your last date of your employment, regardless of the reason your employment terminates, you agree that you will not:

•directly or indirectly induce or solicit any employee working for the Company to terminate their employment with the Company; and
•directly or indirectly induce or solicit any Company client to terminate or modify its relationship with the Company.

These non-solicitation provisions may be referenced in greater detail in other documents associated with your application and employment, including but not limited to the Confidentiality Agreement and business-related agreements referenced in this letter. Although it is intended that different references will be read in harmony with one another, should there be any difference or discrepancy between the terms, you understand that you will be bound by the provisions deemed to be most protective of the Company's interests, wherever contained.

Remedies
While we hope and assume that you will conduct yourself in accordance with the terms of this Official Offer Letter and Company policies and procedures, you should understand that the Company reserves the right to seek any and all available remedies in the event of a breach or threatened breach by you. In certain instances, such as breach or threatened breach relating to Confidential Information, Non·Solicitation restrictions, and to the extent applicable, Notice Period Obligations, the harm to the Company is immediate and irreparable and, as such, monetary damages do not provide an adequate remedy. Therefore, you agree that in the event of a breach or threatened breach of these obligations, to the extent permitted by applicable law, an injunction should be issued directing you to comply with your obligations and/or prohibiting you from engaging in conduct in violation of them. This is not the Company's only remedy; it is in addition to any other remedy available.

Non-Disclosure of Confidential, Business and Proprietary or Trade Secret Information
You further represent and agree that you will not knowingly use or otherwise disclose any confidential, business and proprietary or trade secret information obtained as a result of any prior employment, unless specifically authorized to do so by your former employer(s). You should clearly understand that this provision of this letter should be regarded as this Company's explicit instruction for you not to use or disclose this information in breach and/or violation of your representations and agreement.

Code of Conduct and Company Policies
All employees are expected to understand and abide by the Company's Code of Conduct, Employee Handbook, and other policies, rules, procedures and standards. Some positions and business areas within the Company may have additional policies, rules, procedures and standards with which employees also must comply. Bank of America's Code of Conduct provides the cornerstone of our shared commitment to the highest standards of ethical and professional conduct. The Code of Conduct applies to all employees and you will be required to acknowledge its contents and expectations and adhere to its terms. Put simply, all employees at Bank of America are required to conduct themselves in accordance with the Code of Conduct and failure to do so could result in disciplinary action, up to and including termination of employment. As a regulated financial institution, certain violations of the Code of Conduct or other policies may trigger certain reporting requirements by the Company. As an employee, you will have access to the Company's Code of Conduct, Employee Handbook, policies and other information via online and other resources. In some instances, you will be required to acknowledge in writing your understanding of and agreement with these policies, procedures and expectations. The Company may revise its policies from time to time and may adopt/implement new policies or discontinue existing policies.

Associate Investment Policy
You should also understand as a result of your new role, you may become or continue to be subject to the Associate Investment Policy which could limit or restrict your ability to buy or sell securities and could limit the broker dealers with whom you maintain your accounts to those approved by the Company. This policy may also require prior notice and/or pre-approval of personal securities transactions and outside business related activities. In addition to covering you as a Company employee, the limitations, restrictions and requirements of the Associate Investment Policy may extend to certain family members and other affiliated individuals. You hereby agree that, effective from and after your Start Date in your new role, you, as well as covered family members and other affiliated individuals, will adhere to and comply with the Company's Associate Investment Policy as directed by the Company. If notified that you are subject to this policy, you will be required to execute appropriate online certification acknowledging your receipt of and compliance with the policy and must similarly report all of your brokerage accounts.
Outside Employment and Business Activities/Outside Directorships
During your employment with Bank of America, we expect that you will devote your full work-related time, attention and loyalty to the Company. Outside employment and other activities may interfere with your work and may create an actual or perceived conflict of interest. Applicants and employees are required to disclose and obtain necessary approvals for additional employment outside Bank of America, including engaging in business ventures and holding board/director positions in other organizations, including charitable and civic. By agreeing to the terms of this letter, you acknowledge that if you have not done so already, you will fully disclosed any outside employment and/or directorships you currently have or hold.

Benefits and Other Programs
Please refer to International Transfer Letter of Understanding dated March 4, 2019 for employee benefit information.

Eligibility for Participation in Other Benefit Plans
You will be or may become eligible for other benefit plans as adopted by the Company from time to time. The terms of these plans shall be determined by the Company or as thereafter amended. Any grants or awards made in accordance with these plans shall be governed by the terms of the applicable plans and the grant or award agreement provided to you at the time of issuance.

Proof of Identity and Authorization to Work in the United States/Immigration (Form I-9)
As a condition of employment and as required by law, you will be required to complete an I-9 immigration form and provide satisfactory documentation confirming your identify and eligibility to work in the United States. You will receive information about completing your I-9 in a separate communication. If you fail to complete the Form I-9 process before your Start Date, Bank of America will be required to suspend your Start Date until proper completion has been verified, or if circumstances warrant, to revoke and rescind this offer. Bank of America considers sponsoring work related visas only as needed for particular roles. By signing this letter, you acknowledge that you have disclosed any temporary visa status that may require Bank of America sponsorship now or in the future, including any student-based visa classification.

Background Checks
Your offer is contingent upon the satisfactory completion of background checks required by law and Company policy for all Bank of America employees and the position being offered to you. If you already are employed by the Company, you still may need to satisfy additional or renewed background check associated with this position. Positions requiring additional background checks include, but are not limited to, certain mortgage-related positions, positions that require you to drive a company vehicle, and positions that are licensed or registered. If you have not already done so, you will be required to complete the confidential registration process, where you will be asked to provide general information and electronically sign a release authorizing the Company to conduct the background checks applicable to your offer. All information disclosed must be accurate and complete. You may be contacted to explain preliminary background check results that could lead in whole or part to an adverse decision on your application or employment. The Company reserves the right to conduct new or additional background checks during employment. Certain positions require regular updated screening based on legal requirements.

Registration Requirements
You acknowledge and agree that if your position has registration requirements, this offer and your continued employment with the Company is contingent on you becoming registered within 180 days after your first working day in this position. If you are already registered, and a review of your disciplinary history is satisfactory, we will attempt to transfer any registrations which are deemed necessary for the performance of your job function. In addition to a passing score on the examinations associated with the requisite registration(s), the various federal and state agencies that grant registration also conduct a review of your personal circumstances, including your history of customer complaints, if any, your criminal record, if any, and your financial history. Based on this review, some or all of these agencies may deny your application for registration, which would prevent you from satisfying the registration requirements stated above. Additionally, you should note that if you fail a registration exam, there is a waiting period before you will be permitted to re-take the exam. You further acknowledge and agree that you are not permitted to perform any duties which require your registration (as an approved person to carry out controlled functions or otherwise) until such approval is obtained and confirmed to you by the Company. If you do so, you will be liable to disciplinary action, including dismissal. Further, if you fail to meet any or all of these requirements within 180 days of your Start Date, your employment with the Company will be terminated. Please bear in mind that you are required to inform the Company if you become aware of any facts and/or circumstances that may impact you becoming and remaining appropriately registered. We encourage you to investigate your personal circumstances before accepting this offer, if you have any doubt about your ability to satisfy our registration requirements.

Additional Agreements Required for Your Position
In addition to the general employment terms and agreements applicable to all Bank of America employees, as described in other parts of this letter, the position for which you are applying requires you to agree and adhere to one or more additional agreements. These agreements set forth in greater detail the obligations and expectations of your position and this offer is specifically contingent on your acceptance of them. Some terms may be more protective of the Company's interests as compared to generally applicable employment terms. By signing this offer letter, you understand that your offer is further conditioned your acceptance of any additional agreements applicable for your role or line of business. The following agreements are included with this letter for your review.

•Global Banking and Markets Media Relations Policy

Contingent Offer
As described in this letter, your offer of employment is contingent on the satisfactory completion of background checks and other pre-employment matters. Your agreement to this letter simply indicates your agreement to the general terms offered to you. You will not become an employee until the day you actually start working for the Company. Until then, this offer remains subject to rescission/revocation by the Company in its sole discretion. Although not likely, reasons for which an offer may be rescinded include but are not limited to, unsatisfactory background check results, inability to establish identify or authorization to work, your misrepresentation of information during the application and hiring process, discovery of information that disqualifies you or could have resulted in your termination if already employed.

This letter, the attachments referenced herein, and the International Transfer Letter of Understanding dated March 4, 2019 constitute the complete understanding between you and the Company concerning the subject matter(s) addressed, and they supersede any prior oral or written understanding regarding the terms and conditions of your employment with the Company. No oral modifications to the commitments made herein shall be valid. Any changes to these terms must be in writing and signed by you and an authorized representative of the Company.

To avoid any delays in your anticipated start date, please review this letter including any additional documents provided and confirm your acceptance by acknowledging the terms and conditions as soon as possible. Once you've completed this step, you will receive instructions to complete any additional required activities prior to your start date.

If you have any questions regarding the contents of this letter including any referenced policies and procedures, or if there is any way I can help you further, please do not hesitate to call.

Acknowledgement
By signing this letter, you acknowledge that you have read, understand and accept the terms and conditions set out in this letter.

/s/ Kimberly Bartra                        03/05/2019
Kimberley Bartra                        Date
Global Human Resources, Global Talent Acquisition

I have read, understand, and accept the terms and conditions set out in this letter.

/s/ Matthew M. Koder                        03/05/2019
Matthew M. Koder                        Date